Exhibit 99.1
NEWS RELEASE
Basic Earth and Partners Drilling Ahead At Christmas Meadows Well
Denver, Colorado, October 19, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that its partner, Double Eagle Petroleum Company (DBLE), is drilling ahead on its previously disclosed Table Top Unit #1, a 15,750 foot Overthrust test in Summit County, Utah. The well is below 4,600 feet and appears to have crossed the Uinta Mountain Thrust fault into the Paleozoic age limestone of the Hogsback Thrust at approximately 3,780 feet. Plans are to drill a 17 1/2 inch hole to 6,000 feet where DBLE expects to set the first string of intermediate casing. Targeting the Frontier and Dakota formations, this wildcat is scheduled to take 100 days to drill. Basic has a 2 percent working interest in the well and anticipates spending $250,000 on this venture.
“It is sure nice to have that Precambrian quartzite behind us”, commented Ray Singleton, President of Basic. “We are now focused on reaching 6,000 feet where we can set 13 5/8” intermediate casing and install the safety equipment that is necessary to take us through the rest of this Hogsback section. We expect to be through this last thrust fault at approximately 11,000 feet and into the underlying Cretaceous age Green River basin. Only then will we have an opportunity to see what this project holds for us. It goes without saying, we have high hopes for this venture. With the upside exposure this project brings to Basic, the next few months should be exciting; a real swing for the fences opportunity.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarter ending June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.